Exhibit 10.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

This AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”), is dated as of MAY 25, 2018 (“Effective Date”), by and among the undersigned members, ATTIS INNOVATION, LLC, a Delaware limited liability company (“Attis” or “Member”), and GS CLEANTECH CORPORATION (“CleanTech” or “Member” and, collectively with Attis, the “Members”) of FLUX CARBON LLC, a Delaware limited liability company (the “Company” or “JVCo”), and the undersigned managers (each, a “Manager” and, collectively, the “Managers”), and executed as a further condition of those certain Transaction Documents executed on even date herewith by and among the Members and their respective Related Parties, including, without limitation, ATTIS INDUSTRIES INC., a New York corporation (“Buyer”), and GREENSHIFT CORPORATION, a Delaware corporation (“Seller”). Capitalized terms used but not defined herein shall have that meaning ascribed to them in the Transaction Documents.

W I T N E S S E T H

WHEREAS, on January 3, 2017, the original member of the Company, CANDENT CORPORATION, a Delaware corporation (“Original Member”), caused to be delivered to the Secretary of State of Delaware the Certificate of Formation (the “Certificate”) of the Company, on which date the Secretary accepted the Certificate for filing and the Company was formed as a limited liability company under the Limited Liability Company Act (the “Act”) of the State of Delaware.

WHEREAS, effective as of the Effective Date hereof, in reliance upon and subject to the terms and conditions of this Agreement and the Transaction Documents, in consideration of Buyer’s agreement to the terms of each of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Original Member made a Capital Contribution on behalf of and for the benefit of Seller by executing and delivering (i) an assignment agreement to give effect to the assignment by Original Member of 20 Units to CleanTech, corresponding to 20% of the Company’s issued and outstanding equity (“20% Units”), and (ii) an assignment agreement to give effect to the assignment by Original Member of 80 Units to Attis, corresponding to 80% of the Company’s issued and outstanding equity (“80% Units”), in each case free and clear of all Liens except for Permitted Encumbrances filed in favor of Original Member and ratified by the Members on even date herewith.

WHEREAS, the Managers and Members mutually desire to agree upon and set forth their respective rights, responsibilities and obligations to each other and with respect to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which the parties acknowledge, the Members, each intending to be legally bound, do hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have the meanings set forth in the SPA and other Transaction Documents.

ARTICLE II

NAME

2.1 Name. The name of the Company is FLUX CARBON LLC. The Company may do business under any other name or names selected by the Management Committee. If the Company does any business under a name other than as set forth in its Certificate, then the Company shall file a trade name certificate as required by law.

2.2 LLC Election. The Company has been organized as a Delaware limited liability company. The Members are entitled to limitations on their liability with respect to the operations of the Company as contained in Article XII.

2.3 Investment Representations.

2.3.1 Investment Intent. Each Member hereby represents and warrants to the other Members and the Company that it has acquired its interest in the Company solely for its own account with the intention of holding such interest for investment purposes only.

2.3.2 Units. The Members specify, acknowledge and agree that all Units (and the Membership Interests represented thereby) are securities governed by Article 8 (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and all other provisions of the Uniform Commercial Code, and pursuant to the terms of Section 8-103(c) of the Uniform Commercial Code, such interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter, substantially includes the 1994 revisions to Article 8 thereof, as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws. All Units shall be represented by certificates executed by the Manager on behalf of Company substantially in the form attached hereto as Exhibit B, shall be recorded in a register thereof maintained by Company, and shall be subject to such rules for the issuance thereof in compliance with this Agreement, as the Manager may from time to time determine. The LLC shall maintain a register for the purpose of registering any issuance, transfer, cancellation, and/or surrender of Membership Interests

ARTICLE III

TERM

The Company was formed on the last date appearing on the signature page of this Agreement, and shall, unless earlier terminated pursuant to the provisions hereof, continue in perpetuity (the “Term”). If the Company is dissolved, then on and after the date of such dissolution the Company shall continue its existence only for such purpose until the completion of the windup events described in Article XI, at which time the Termination Date will be deemed to have occurred. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate of Formation in the manner required by the Act.

ARTICLE IV

PURPOSE AND OPERATIONS

The Company was formed for the purpose of, inter alia, developing and commercializing technologies that facilitate the more efficient use of natural resources, including, without limitation, by licensing, producing, marketing, and distributing, or any combination thereof, products for resale, and such other activities ancillary or related thereto as determined by the Management Committee, including, at minimum, the following performance, management and other activities (the “Mandatory Operations”):

4.1 CleanTech Business. Seller and CleanTech hereby agree that Seller’s and CleanTech’s interests in the CleanTech Assets and CleanTech Business shall be managed and administered exclusively by and through the Company commencing immediately after the Closing Date, subject only to the CleanTech Exclusions, and on and subject to the terms and conditions of the Transaction Documents.

4.2 Objectives. Buyer, Seller, Attis, CleanTech and the Company shall use their respective best efforts to diligently and aggressively give effect to, perform, and cause the completion of the Objectives. The term “Objectives” shall be construed to mean, inter alia, the intent of the Members for CleanTech to in essence ‘outsource’ management of the CleanTech Business to the Company as part of the Company’s broader operations, in a manner which enables the CleanTech Business to be capitalized with the resources needed to, inter alia, protect, preserve, and build value with the CleanTech Assets and CleanTech Business, including, without limitation, (i) by servicing the continuing and future needs of CleanTech’s licensees, (ii) by growing and operating the CleanTech Business as part of, and along with, the Company Business, (iii) by causing and facilitating the protection, prosecution, amplification, settlement and resolution of now and hereinafter-arising infringement and other CleanTech Matters, (iv) by providing Seller and CleanTech with the Buyer Securities and applicable provisions of the Transaction Documents to provide sufficient cash proceeds to, among other things, refinance, accelerate, or otherwise fully satisfy all amounts due to Seller’s Senior Lender, and (v) by providing the Company with the cash amounts stated in the JVCo Management Agreement and applicable Transaction Documents, subject only to Seller’s Senior Lender payments, which Seller and CleanTech shall continue to make in the Ordinary Course of Business until paid in full.

ARTICLE V

CAPITALIZATION

5.1 Capital Contributions. Except as otherwise stated herein, each Person who is or hereafter becomes a Member shall make Capital Contributions in such amounts and at such times as determined by the Board of Managers. Exhibit A sets forth the initial Capital Contributions of the Members as of the Effective Date and shall be revised by the Members from time to time to reflect changes thereto. The initial Capital Contributions of the initial Members indicate the value, as agreed upon by the initial Members, of the property contributed to the Company on the Effective Date. CleanTech shall not be required to make any Capital Contribution prior to the Buyer Performance Date.

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5.1.1 Post-Closing Capital Contributions. Notwithstanding anything stated herein to the contrary, the 20% Units and rights arising in connection therewith under this Agreement shall be NON-DILUTABLE until the Buyer Performance Date, such that, in the event and to the extent that Buyer or Attis make a Capital Contribution hereunder from and after the Closing Date (excluding any amounts due under the Transaction Documents as of the Closing Date), CleanTech shall not be required to make proportionate Capital Contributions to the Company prior to the Buyer Performance Date.

5.2 Authorized Number of Units and Certification. The Company may issue an unlimited number of Units subject (i) Unanimous Vote of the Members if issued prior to the Buyer Performance Date or (ii) majority vote of Members based upon Units, if issued after the Buyer Performance Date. All Units shall be represented by certificates substantially in the form set forth in Exhibit B that shall include a restrictive legend indicating that the Units evidenced by the certificates are subject to the restrictions in this Agreement, the Federal Act and applicable state securities laws. Each certificate will be executed by a person designated by the Management Committee, and all Units and certificates shall be recorded in a register that will record the issuance and transfer thereof, and shall be subject to such rules for issuance thereof as the Management Committee may from time to time determine in accordance with this Agreement.

5.3 Capital Calls.

5.3.1 General. Subject to the exclusions stated herein involving the 20% Units, the Members shall have the right, upon a Super Majority Vote of the Members, and upon thirty (30) days’ prior written notice, to call for all of the Members to make additional Capital Contributions in such amounts as the Members shall determine to be necessary for the successful operation of the Company’s business (“Capital Call”). Each Member shall be liable for such Member’s pro rata share of such Capital Call based on the Percentage Interest of the Member at the time the Capital Call notice is issued.

5.3.2 Capital Call Default. If a Member fails to make a Capital Contribution in response to a Capital Call under this Article, the Management Committee shall give written notice to such Defaulting Member of default (“Capital Call Default Notice”). If the full amount of such additional Capital Call is not received by the Company within three (3) business days after the delivery of such Capital Call Default Notice, then, without limitation to Article 11, such Member shall be a Defaulting Member and the following provisions shall apply with respect to such Defaulting Member:

(i) The Management Committee may cause to be deducted from any amounts otherwise distributable to the Defaulting Member the amount of such deficiency, plus an amount computed as interest at the prime rate then being charged by the principal bank of the Company plus three percent (3%) per annum, or the maximum rate permitted by law, whichever is less, on the deficiency until such amount is paid in full.

(ii) The Defaulting Member shall remain fully liable to the Company to the full extent of any unpaid Capital Call plus interest at the prime rate then being charged by the principal bank of the Company plus three percent (3%) per annum, or the maximum rate permitted by law, whichever is less, from the date of default until the obligation is satisfied.

(iii) No right, power or remedy conferred upon the Company or the Management Committee in this Section shall be exclusive, and each such right, power, or remedy, whether conferred in this Section or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the Company and any Defaulting Member and no delay in the exercise of any right, power or remedy conferred in this Section or now or hereafter existing shall operate as a waiver or otherwise prejudice any such right or power.

5.4 Interest On and Return of Capital Contributions. No Member shall have the right to demand or receive the return of all or part of such Member’s Capital Contribution, except as provided in Article X; provided, however, that the Management Committee may authorize the return of capital to the Members in such amounts as may be necessary from time to time to cause all of the Members’ Net Capital Contributions to be in proportion to their Percentage Interest. No Member shall be entitled to interest on its Capital Contribution. Neither the Management Committee nor any Member shall have any personal liability for the repayment of any Member’s Capital Contribution or any returns thereon.

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5.5 Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company on such terms and conditions as approved by the Management Committee.

ARTICLE VI

MANAGEMENT COMMITTEE

6.1 Management Committee. The business and affairs of the Company shall be managed by the Management Committee, which shall have and may exercise all of the powers that may be exercised or be performed by the Company. Except for those situations in which the approval of the Members is required by this Agreement, the Management Committee shall have full and complete authority, power and discretion to manage and control the business, affairs and assets of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business without any further approval.

6.2 Number, Tenure, Vacancies. The Management Committee shall be comprised of THREE (3) members. Attis shall be entitled to designate two members of the Management Committee. CleanTech shall be entitled to designate one member of the Management Committee. The initial members of the Management Committee shall be Jeffrey Cosman, David Winsness, and Kevin Kreisler. The chairman (the “Chairman”) of the Management Committee shall be appointed by the members of the Management Committee by a Super Majority Vote of the members of the Management Committee. Each member of the Management Committee shall be entitled to hold office for a THREE (3) year term or until the first to occur of: (i) the expiration of such term, or (ii) his or her death, incapacity, resignation, or removal from the Management Committee. The Members shall fill vacancies on the Management Committee in accordance with this Section 6.2. A member of the Management Committee whose term has expired may be re-appointed to the Management Committee.

6.3 Removal. Kevin Kreisler shall under no circumstance be removed as a member of the Management Committee until and unless the Buyer Performance Date has occurred. Otherwise, any member of the Management Committee may be removed from the Management Committee For Cause upon the Super Majority Vote of the Members, at a meeting with respect to which three (3) days prior written notice of such purpose is given to all Members and the meeting is otherwise duly called and held.

6.4 Manner of Action; Quorum. The Management Committee may not take any action permitted to be taken by the Management Committee unless the Management Committee acts at a regular or special meeting held in accordance with Section 6.5 or by consent in accordance with Section 6.6. A majority of the Management Committee shall constitute a quorum for the transaction of business at any meeting. All recommendations and decisions, including resolutions, of the Management Committee shall require a Majority Vote of the Management Committee.

6.5 Meetings. The Management Committee shall meet, from time to time, on call of any member of the Management Committee. All notices shall be given in writing or by email at least three (3) days prior to the scheduled meeting. No notice need be given for any meeting if all of the members of the Management Committee attend, or if they waive notice in writing or by email. Management Committee members may attend and participate in meetings either in person, by means of conference telephones or similar communications equipment by means of which all persons participating in the meeting can hear one another, or by group email in which all members consent to making the decision by email either expressly or by action, and participation in a meeting by such means of communication shall constitute presence in person at the meeting for all purposes. Attendance at such a meeting shall constitute a waiver of any required notice.

6.6 Action in Lieu of Meeting. Any action that may be taken at a meeting of the Management Committee may be taken without a meeting if those members of the Management Committee that are required to approve such action, consent to such action. Such consent must be in writing.

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6.7 Powers and Responsibilities of Management Committee. Subject to the right of the Members to approve Major Decisions after recommendation by the Management Committee as provided in Section 8.1, the Management Committee shall have full power and authority to conduct the business of the Company. Without limiting the foregoing, the Management Committee shall have full power and authority to authorize the Company to:

6.7.1 To make all changes to Exhibit A to reflect any changes thereto;

6.7.2 To create executive offices and delegate executive responsibility to them, and to appoint individuals to serve as such officers at the pleasure of the Management Committee;

6.7.3 To establish and modify Company policies and procedures affecting management, administration, and the operation of the Company;

6.7.4 To hire employees and determine the Company’s staffing needs and establish policies for hiring, compensation, supervision and the discharge of employees, in each case subject to the Initial Budget or other then-current approved budget;

6.7.5 To engage accountants, legal counsel, financial advisors, consultants or other experts to perform services for the Company and to compensate them from Company funds, in each case subject to the Initial Budget or other then-current approved budget;

6.7.6 To enter into any and all other agreements on behalf of the Company, with any Person for any purpose in the ordinary course of the Company’s business, in such form and under such terms and conditions as the Management Committee may approve;

6.7.7 To acquire property from any Person in the ordinary course of the Company’s business;

6.7.8 To sell or dispose of the Company’s assets in the ordinary course of the Company’s business;

6.7.9 To purchase insurance to protect the Company’s property and business;

6.7.10 To invest the Company’s funds temporarily, including, without limitation, in time deposits, short-term governmental obligations, or commercial paper;

6.7.11 To cause the Company to borrow funds up to $250,000.00, in each case subject to the Initial Budget or other then-current approved budget;

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6.7.12 To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, security agreements, financing statements, documents providing for the acquisition or disposition of the Company’s property, assignments, bills of sale, leases, and any other instruments or documents necessary or appropriate, in the opinion of the Management Committee, to the business of the Company;

6.7.13 To cause the Company’s tax returns to be prepared and filed;

6.7.14 To make recommendations to the Members for their approval in accordance with Article 8 with respect to the admission of new Members into the Company and to make all changes to Exhibit A with respect to such admission;

6.7.15 To prepare and amend from time to time as is necessary or appropriate, in the opinion of the Management Committee, budgets for the Company for approval of the Members as set forth in Paragraph 8.1.6;

6.7.16  To make recommendations to the Members as to the amount of distributions to the Members, the timing of such distributions, the retention of appropriate Reserves and all other matters pertaining to distributions to Members, and to maintain record of such distributions, Reserves and all other matters pertaining to distributions to Members;

6.7.17 To submit any matter to arbitration or litigation and to prosecute, defend, settle or compromise any claim by or against the Company;

6.7.18 To take all actions necessary to change the name of the Company, including amending this Agreement;

6.7.19 After the Buyer Performance Date, to make all Major Decisions for the Company; and,

6.7.20 To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

6.8 Delegation of Authority. The Management Committee may authorize and delegate to specific Members, employees or other agents of the Company such powers and authorities of the Management Committee that the Management Committee shall, from time to time, specify. No Member or other person shall have authority to bind the Company unless the Member or person has been authorized by the Management Committee in writing to act on behalf of the Company in accordance with a specific grant of authority held by the Management Committee or pursuant to general policy or practice adopted by the Management Committee within its discretion. If a Member has an affiliation or connection with an Interested Party that desires to enter into a business transaction with the Company, the Member shall disclose such affiliation or connection to the Management Committee and the fact of such affiliation or connection shall not prohibit the Management Committee from dealing with such Interested Party.

ARTICLE VII

OFFICERS

7.1 Officers. The Management Committee may designate certain employees as Officers of the Company. Officers shall serve at the pleasure of the Management Committee and may be appointed or removed by the Management Committee at any time and from time to time with or without cause. In each case, the Management Committee shall specify the authority and responsibility of such Officer. Any Officer, once so appointed, shall continue to serve in such capacity unless removed by the Management Committee or such person’s earlier death, disability, resignation or termination. The same person may hold two or more offices simultaneously. The initial Officers of the Company shall be:

Chief Executive Officer	Jeffrey Cosman
President	David Winsness
Vice President	Kevin Kreisler

7.2 Tax Matters Partner. All elections required or permitted to be made by the Company under the Code shall be made by the Management Committee. For all purposes permitted or required by the Code, the Management Committee shall appoint a Member as the Tax Matters Partner from time to time. The provisions on limitations of liability of Members contained herein and indemnification in Section 12.3 hereof shall be fully applicable to the Tax Matters Partner in its capacity as such. The Tax Matters Partner may resign at any time by giving written notice to the Company and each of the other Members. Upon the resignation of the Tax Matters Partner, a new Tax Matters Partner shall be appointed by the Management Committee.

ARTICLE VIII

MEMBER DECISIONS

8.1 Major Decisions Prior to the Buyer Performance Date. Until the Buyer Performance Date, and subject to first receiving an affirmative recommendation from the Management Committee, a Unanimous Vote of the Members shall be necessary to approve the following actions of the Company (the “Major Decisions”):

8.1.1 Admitting a new Member;

8.1.2 Merging the Company with or into another entity, or entering into negotiations or discussions pertaining to any such merger or other acquisition, equity sale or change of control transaction;

8.1.3 Incurrence by the Company of secured indebtedness and any indebtedness of $250,000 or more;

8.1.4 Amending this Agreement other than any Amendment changing the name of the Company;

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8.1.5 Authorizing the Initial Budget and any annual or other subsequent budgets for the capitalization and operation of the Company or any subsidiary;

8.1.6 Formation of any subsidiary or other entity, or execution of any agreement in any way involving the production, use, sales and/or marketing of any Company intellectual property or any products produced using any Company intellectual property;

8.1.7 Execution of any license involving any Company intellectual property, or any other agreement which in any way grants or transfers any rights to or ownership of any Company intellectual property to any third party;

8.1.8 Sale, transfer, pledge or hypothecation of any Company asset that is not in the Ordinary Course of Business;

8.1.9 To make any investments in other Persons;

8.1.10 Decisions in connection with the preparation of the Company’s tax returns;

8.1.11 Issuing Units to existing and new Members and purchasing Units from Members;

8.1.12  Dissolution of the Company; provided, however, that in the event the Company becomes insolvent and the Management Committee determines to seek a Voluntary Bankruptcy or otherwise seek protection from its creditors, only a Majority Vote shall be required for dissolution following such action;

8.1.13 Casting any vote requiring the unanimous consent of the members of any minority or majority owned subsidiary of the Company.

8.2 Major Decisions After the Buyer Performance Date. After the Buyer Performance Date, all Major Decisions shall be made by the Management Committee.

8.3 Meetings. The Members shall meet, from time to time, on call by any member of the Management Committee by at least three (3) days prior written notice, which may be transmitted by electronic medium. No notice need be given for any meeting if all of the Members attend or if they waive notice. Members may attend and participate in meetings in person or by means of telephones or similar communications equipment by means of which all persons participating in the meeting can hear one another, or group email if all participants consent to such group email expressly or by action, and participation in a meeting by such means of communication shall constitute in person at the meeting for all purposes. Attendance in person at such a meeting shall constitute a waiver of any required notice.

8.4 Action in Lieu of Meetings. Any action of the Company that requires a meeting of the Members may be taken without a meeting if those Members who are required to approve such action consent to such action in writing.

ARTICLE IX

ALLOCATIONS AND DISTRIBUTIONS

9.1 Allocations. It is the intent of the Members that each Member’s distributive share of income, gain, loss, deduction, credit (or item thereof) be determined and allocated consistently with the provisions of the Code, including Section 704(b) and 704(c) of the Code. The Management Committee is hereby authorized and directed to recommend to the Members allocation of income, gain, loss, deduction or credit (or items thereof) arising in any year consistently with each Member’s interest in the Company and in compliance with the applicable provisions of the Code for the allocations of profits and losses. The allocations made pursuant to this Section shall be pursuant to Super Majority Vote of the Members. In making any such recommendation of allocations under this Section, the Management Committee is authorized to act in reliance upon advice of tax counsel to the Company or the Company’s regular certified public accountants as to the compliance of such allocations with the applicable provisions of the Code in order to ensure that each Member’s distributive share of income, gain, loss, deduction or credit (or items thereof) are determined and allocated in accordance with the Code and each Member’s interest in the Company.

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9.2 Distributions. Subject to the provisions of this Article and Article VIII the Company shall make distributions of Distributable Cash from time to time as directed by the Management Committees, to the extent funds are available for such distributions. All regular distributions from Distributable Cash to the Members (other than with respect to payment of loans or pursuant to other agreements between the Member and the Company) shall be made to the Members proportionately to their respective Percentage Interests unless otherwise specified herein. Special distributions may be made as approved by a Super Majority Vote of the Members and need not be distributed ratably to the Members in accordance with their respective Percentage Interests.

9.2.1 Distributions During Performance Under the SPA. Notwithstanding anything stated to the contrary herein, with the sole exception of the amounts referenced in Sections 9.2.2 and 9.2.3 below, (i) no distributions shall be paid prior to the Seller Performance Date, (ii) distributions shall be made proportionately to the Members between the Seller Performance Date and the Buyer Performance Date, (iii) no distributions shall be made to CleanTech (or its successor-in-interest, if applicable) between the Buyer Performance Date and the Buyer Return Date, and (iv) distributions shall be made proportionately to the Members after the Buyer Return Date.

9.2.2 Distributions of Lump Sum Recovered Amounts. Notwithstanding anything stated to the contrary herein or the Transaction Documents, unless otherwise mutually agreed in writing by each Party to the SPA, 100% of the proceeds received upon payment of any Lump Sum Recovered Amounts shall be paid as special distributions immediately upon receipt by the Company according to the priorities set forth in Section 2.2.1.2 of Schedule 2.0 to the SPA.

9.2.3 Reimbursement of Costs and Expenses. For avoidance of doubt, reimbursement or other payment of allocable costs and expenses incurred by Attis and/or CleanTech or any Related Person on behalf of the Company in the Ordinary Course of Business under the JVCo Management Agreement shall not be deemed to be distributions hereunder.

ARTICLE X

ENCUMBERANCES AND DISPOSITIONS

10.1 Required Consents and Conditions.

10.1.1 Consents. Except as expressly permitted in this Agreement, no Member shall, directly or indirectly, Encumber or Dispose of all or any part of its Unit or its share of capital, profits, losses, allocations or distributions hereunder without the express prior written consent of the Management Committee, which consent may be withheld for any reason or no reason. The giving of consent in any one or more instances of Encumbrance or Disposition shall not limit or waive the need for such consent in any other or subsequent instances.

10.1.2 Disclosure. Prior to making any permitted Encumbrance or Disposition under this Agreement, the Member taking such action shall inform the party to the applicable transaction giving rise to such Encumbrance or Disposition and the applicable provisions that apply thereto.

10.1.3 Transfers. Except as otherwise explicitly provided in this Article X, no Member shall have the right to Dispose, whether by sale, assignment, pledge, gift, bequest or by any other means (), all or any part of such Member’s Membership Interest. A Member may Dispose all or any portion of its Membership Interest provided that the transferee is one of the following (each, a “Permitted Transferee”):

10.1.3.1 the individual who owns at least a majority of the equity in the transferring Member, or an entity (including a general partnership, a limited partnership, a limited liability partnership, a limited liability company, a trust, an association, a corporation or any other legal or commercial entity), 100% of the legal and beneficial interests of which are owned by or under common ownership with the transferring Member;

10.1.3.2 one or more of the transferring Member’s relatives by consanguinity or marriage (including children, parents and siblings), or an entity (including a general partnership, a limited partnership, a limited liability partnership, a limited liability company, a trust, an association, a corporation or any other legal or commercial entity), formed for the exclusive benefit of one or more of the transferring Member’s relatives by consanguinity or marriage (including children, parents and siblings); or,

10.1.3.3 a then-current Member.

The transferee of any Disposition made pursuant to the provisions of paragraph (i) or (ii), above, must comply with the requirements of Section 10.3. A transferee receiving a Membership Interest under this Section 10.1 shall automatically be admitted as a Member (and therefore succeed to the rights of the transferor). The Membership Interest transferred shall remain subject to this Agreement.

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10.2 Right of First Refusal. Notwithstanding Section 10.1, and subject to the carve-out provisions of Section 10.5 hereof, each Member (such Member being referred to herein in connection with such circumstance as an “Offeror”) shall have the right to Dispose of its Units to a Third Person Purchaser pursuant to the following conditions:

10.2.1 The Offeror shall provide written notice to the non-Disposer Members (the “Offeree”) of a valid and bona fide offer (the “Offer”) from a Third Person Purchaser. Such written notice shall specify (i) the amount of Units to be sold, (ii) the amount of the purchase price or its cash equivalent, including the valuation criteria, (iii) the payment terms, (iv) the identity of the prospective buyer (including its ultimate parent company), and (v) all other terms and conditions associated with the Offer.

10.2.2 The Offeree shall have a right of first refusal with regard to the Offer pursuant to the following conditions:

(a) The Offeree shall have sixty (60) days from the date of the Offeror’s notice to notify the Offeror in writing of its decision as to whether or not to exercise its right of first refusal to acquire all (but not less than all) of the Units subject to the Offer.

(b) If the Offeree exercises such right within such 60-day period, then the Disposition shall be completed within the following sixty (60) days after the exercise of such notice, under the terms and conditions contained in the Offer, provided that the Offeree may elect to pay cash in lieu of non-cash payments offered by the Third Person Purchaser.

(c) If the Offeree does not exercise such right within such 60-day period, or if such Disposition to the Offeree is not completed within such following 60-day period, then the Offeror may proceed to sell its Units to the Third Person Purchaser on terms and conditions no more favorable to such Third Person Purchaser than those contained in the Offer, provided that such sale is consummated within sixty (60) days after the Offeror is authorized to proceed and the Third Person Purchaser complies with the provisions set out in Sections 10.3.

(d) Upon the Disposition of a Member’s Units and the execution by the
Disposee of this Agreement, the Disposee shall be admitted as a Member at the time the Disposition is completed.

10.3 Admission of Additional Members. A Person who is to become a Member must agree to abide by the terms of this Agreement and must execute a copy hereof prior to actually becoming a Member. Once a Person becomes a Member, such Person shall be considered a Member for all purposes of this Agreement and the Members shall cause this Agreement, including Exhibit A, to be amended, as necessary, to reflect such new Member.

10.4 Restraining Order. If any Member shall at any time Encumber or Dispose or attempt to Encumber or Dispose of its Unit or any part thereof in violation of the provisions of this Agreement, then the other Member(s) shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such Encumbrance or Disposition, and the offending Member agrees not to plead in defense thereto that there would be an adequate remedy at law. The Members expressly acknowledge and agree that damages at law would be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning Encumbrances and Disposition set forth in this Agreement. Any attempt to Encumber or Dispose of any Unit in violation of this Agreement shall be null and void.

10.5 Exempt Transfers. Notwithstanding anything stated to the contrary herein, transfers of the Company’s Units shall be permitted in connection with the applicable security interests referenced in Section 4.6 hereof.

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ARTICLE XI

DEFAULT AND DISSOLUTION

11.1 Events of Default. The occurrence of any of the following events shall constitute an event of default of this Agreement (“Event of Default”) on the part of the Member with respect to whom such event occurs (a “Defaulting Member”):

11.1.1 A default under any Transaction Document by the Defaulting Member;

11.1.2 The violation by the Defaulting Member of any of the restrictions set forth in Article X;

11.1.3 A general assignment by the Defaulting Member for the benefit of creditors;

11.1.4 The filing by the Defaulting Member or a Person having Control of the Defaulting Member of a Voluntary Bankruptcy;

11.1.5 The institution against the Defaulting Member or a Person having Control of the Defaulting Member of an Involuntary Bankruptcy, which Involuntary Bankruptcy is not dismissed or discharged within a period of 60 calendar days after the institution thereof;

11.1.6 Fraud or intentional material misrepresentation by the Defaulting Member against the Company or any other Defaulting Member(s) in connection with this Agreement and/or the Company;

11.1.7 Material breach of any fiduciary duty by the Defaulting Member to the Company or the other Defaulting Member(s) in connection with this Agreement or the Company; or

11.1.8 Failure to cure any other material breach of any representation or warranty or any default in the performance of or failure to comply with any other material agreements, obligations or undertakings of the Defaulting Member, in connection with this Agreement or the Company, within thirty (30) days after receiving written notice thereof from the other Defaulting Member(s); provided, however, if such default is susceptible to cure but cannot be cured during such thirty (30) day period, failure to diligently and continuously pursue a cure at any time thereafter before such default is cured.

11.2 Dissolution and Winding Up. The Company shall be dissolved and wound up upon the earlier occurrence of any of the following:

11.2.1 An Event of Default occurs and the non-Defaulting Member(s) elect to dissolve the Company; or

11.2.2 A dissolution of the Company is approved by a Unanimous Vote of the Members;

11.3 Procedures for Dissolution and Winding Up of the Company. In the event of a dissolution and winding up of the Company, the Management Committee shall be responsible for selecting a liquidator, which shall be approved by Super Majority Vote of the Members.

11.3.1 Distribution of Assets/Liabilities. Upon termination of the Company, any net equity or assets remaining after discharging or otherwise providing for Company liabilities and the actual and documented expenses of the liquidator (in the order of priority as provided by law) shall be divided among the Members first to return any Net Capital Contributions and then in accordance with their relative Percentage Interests during the then current year.

11.3.2 Goodwill in Dissolution and Winding Up. In connection with the dissolution and winding up of the Company, no value shall be attributed to any goodwill of the Company that is distributed to the Members.

11.4 Liquidator’s Rights. The liquidator shall be authorized to timely dispose of salvageable Company assets by sale, auction, partition or in-kind distribution, in the liquidator’s discretion and will be obligated to notify the Members when such actions have been completed.

11.5 Termination. Upon receipt of notice from the liquidator that the winding up activities have been completed, and verification of same by the Management Committee, this Agreement shall terminate, and the Members shall be released from and shall have no obligation hereunder arising on and after the Termination Date, except for such obligations that expressly survive the termination hereof.

11.6 Disposition of Documents and Records. All documents of the Company shall be retained upon termination of the Company for a period of not less than seven (7) years by FD. The costs and expenses of personnel and storage costs associated therewith shall be shared by the Members equally during such seven (7) year period. The Documents shall be available during normal business hours to all Members for inspection and copying at such Member’s cost and expense.

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11.7 Deficit Capital Accounts. If any Member has a deficit balance in its capital account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which the liquidation of the Company occurs), such Member shall have no obligation to make any Capital Contribution to the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. However, any Member having a deficit balance in its capital account shall not be entitled to receive any distribution following liquidation until such deficit balance has been satisfied.

ARTICLE XII

REMEDIES; LIABILITY; EXCULPATION AND INFDMNIFICATION

12.1 Remedies. Each Member expressly understands and agrees that the covenants and agreements to be rendered and performed by it pursuant to this Agreement are special, unique, and of an extraordinary character, and in the event of any default, breach or threatened breach hereof by such Member, the other Member(s) and the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, and shall be entitled to such relief as may be available to it pursuant hereto, at law or in equity. Except as otherwise specifically provided in this Agreement, all rights and remedies of any party hereto, including, without limitation, a Member’s right to recover damages from the other Member, are cumulative of each and every other right or remedy such party may otherwise have at law, in equity or hereunder, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

12.2 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

12.2 Exculpation.

12.2.1 No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable to the Company for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, intentional misconduct, dishonesty, criminal activity, reckless dereliction of duties, breach of fiduciary duty or a transaction for which such Covered Person received a personal benefit in violation or breach of the provisions of the Agreement and to other Covered Persons in accordance with Section 12.3.

12.2.2 Following the Effective Date, a Covered Person shall be fully protected in relying in good faith upon the records of the Company without actual knowledge of their inaccuracy of such records and upon such information, opinions, reports or statements presented to the Company by any Person selected by the Company as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

12.3 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence, intentional misconduct, dishonesty, criminal activity, reckless dereliction of duties, breach of fiduciary duty or a transaction for which such Covered Person received a personal benefit in violation or breach of the provisions of the Agreement, provided that any indemnity under this Section 12.3 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

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12.4 Expenses. To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding for which it is entitled to be indemnified under Section 12.3, shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding. As a condition to such advance, the Covered Person shall agree in writing to promptly repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified under Section 12.3.

ARTICLE XIII
CONFIDENTIALITY

13.1 Confidentiality Obligation. In recognition of the Company’s and each Member’s need to protect its respective legitimate business interests, each Member covenants and agrees that it shall regard and treat each item of information or data constituting a Trade Secret or Confidential Information of either the Company or any and all other Member(s) as strictly confidential and wholly owned by the Company or such other Member, and that it will not use, distribute, disclose, reproduce or otherwise communicate any such item of information or data to any Person for any purpose other than in accordance with the terms of this Agreement or with the written consent of the Company and/or Member having the Trade Secret or Confidential Information. The covenant contained in the preceding sentence shall apply: (i) with respect to Confidential Information, at all times during the Term of the Company and for a period of three (3) years thereafter; and (ii) with respect to Trade Secrets, at all times such data or information remains a “trade secret” under applicable Law.

13.2 Permitted Disclosures. A Member may disclose Confidential Information and Trade Secrets of the Company or the other Member to those of its officers, directors, employees, agents, independent contractors and advisors who need to know such Confidential Information or Trade Secrets for a purpose reasonably incidental to the performance of this Agreement. Each Member shall be responsible for ensuring the continued confidentiality of all Trade Secrets and Confidential Information of the Company or other Member known by, disclosed or made available to such of its officers, directors, employees, agents, independent contractors and advisors in connection with this Agreement, including, without limitation, instructing its officers, employees, independent contractors, agents and advisors to maintain the confidentiality of such Confidential Information and Trade Secrets and obtaining written confidentiality agreements where practicable or as requested by the other Member.

13.3 Required Disclosures. If a Member becomes legally required to disclose any Confidential Information or Trade Secrets of the Company or the other Member (whether by judicial or administrative order, applicable law, rule or regulation, applicable rules of any stock exchange, or otherwise), such Member will use its reasonable efforts to provide the Company or the other Member, as applicable, with prior notice thereof so that the Company or the other Member, as applicable, may seek a protective order or other appropriate remedy to prevent such disclosure; provided, however, that such Member will use all reasonable efforts (at the other Member’s or the Company’s expense, as applicable,) to maintain the confidentiality of such Confidential Information and Trade Secrets. If such protective order or other remedy is not obtained prior to the time such disclosure is required, such Member will only disclose that portion of such Confidential Information and Trade Secrets which it is legally required to disclose.

13.4 Return of Confidential Information. Upon ceasing to be a Member in the Company, such prior Member shall return to the Company or the other Member(s), as applicable, all copies, versions or abstracts of written or descriptive materials of any kind that contain or discuss any Confidential Information or Trade Secrets of the Company or such other Member(s), as applicable, respectively, and the confidentiality obligations of this Agreement shall continue in full force and effect.

ARTICLE XIV

MISCELLANEOUS

14.1 Notice. Unless otherwise specifically provided for in this Agreement, notices may be made orally. To the extent that a notice is specified to be delivered in writing, such notice shall be signed by the party giving the notice, and shall be deemed given and effective (a) when hand-delivered (either in person by the party giving such notice, or by its designated agent, or by delivery by commercial overnight courier service to the address for the party receiving such notice); (b) on the third (3rd) business day (which term means a day when the United States Postal Service, or its legal successor (“Postal Service”) is making regular deliveries of mail on all of its regularly appointed week-day round in Wilmington Delaware) following the day (as evidenced by proof of mailing) upon which such notice is deposited, postage pre-paid, certified mail, return receipt requested, with the Postal Service; or (c ) upon facsimile confirmation of receipt of same, if delivered by facsimile transmission to the designated telephone number for such person as reflected on the Company’s books and records. All notices shall be addressed, in the case of the Company to the attention of the Management Committee at the Company’s principal place of business and to any Member at the most recent address provided by such Member.

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14.2 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, without regard to the principles of conflict of laws.

14.3 Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties with respect to the matters set forth herein.

14.4 Successors and Assigns. This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors and permitted assigns, subject to the transfer restrictions set forth herein.

14.5 Headings Descriptive. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive affect.

14.6 Consent and Jurisdiction. Any dispute arising under, relating to or in connection with this Agreement or related to any matter which is the subject of or incidental to this Agreement or Transaction Documents shall be subject to the exclusive jurisdiction and venue of the Superior Court of New Jersey, Bergen County, or the United States District Court for the District of New Jersey, Newark, New Jersey.

14.7 Construction. Whenever the singular number is used in this Agreement and when required by context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genres and vice versa.

14.8 Severability. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the Members shall negotiate in good faith to amend this Agreement as necessary to implement the intent of such provision to the extent permitted by law.

14.9 Non-Waiver. None of the provisions of this Agreement shall be considered waived by a Member except when such waiver is given in writing and signed by the Member waiving such provision. The failure of a Member to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights under any provision shall not be construed as a waiver of any such provision or the relinquishment of any such rights for the future, and such provisions shall continue and remain in full force and effect.

14.10 Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute on and the same Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the dates indicated by the respective signatures:

ATTIS INDUSTRIES INC.		GREENSHIFT CORPORATION

By:	/s/ Jeffrey Cosman	By:	/s/ Kevin Kreisler
Name:	Jeffrey Cosman	Name:	Kevin Kreisler
Title:	Chief Executive Officer	Title:	Chief Executive Officer

ATTIS INNOVATIONS, LLC		GS CLEANTECH CORPORATION

By:	/s/ Jeffrey Cosman	By:	/s/ Kevin Kreisler
Name:	Jeffrey Cosman	Name:	Kevin Kreisler
Title:	Manager	Title:	Chief Executive Officer

FLUX CARBON LLC

By:	/s/ Jeffrey Cosman
Name:	Jeffrey Cosman
Title:	Manager

MANAGERS:

JEFFERY COSMAN		KEVIN KREISLER

By:	/s/ Jeffrey Cosman	By:	/s/ Kevin Kreisler
Name:	Jeffrey Cosman	Name:	Kevin Kreisler
Title:	Manager	Title:	Manager

DAVID WINSNESS

By:	/s/ David Winsness
Name:	David Winsness
Title:	Manager

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SCHEDULE A

INITIAL BUDGET

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